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                                                                  EXHIBIT 6.15.3

                    AMENDED AND RESTATED ASSUMPTION AGREEMENT

         This Assumption Agreement ("Agreement") made as of the 30th day of September, 1998, by and between Miracom Corporation, a Nevada Corporation ("Buyer") and MTV Pinnacle Advertising Group, Inc., a Florida corporation ("MTV").

                              W I T N E S S E T H:

         WHEREAS, MTV has agreed to sell all of the assets and business (including all of the liabilities) of MTV to Buyer by Agreement dated September 29, 1998 and amendment thereto dated of even date herewith (altogether, the "Purchase Agreement"); and

         WHEREAS, Buyer has agreed to assume all of the liabilities of MTV's business subject to the terms and conditions of the Purchase Agreement, which liabilities shall hereinafter be referred to as the "Assumed Liabilities."

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. ASSUMPTION. Buyer hereby assumes the Assumed Liabilities as defined herein.

         2. INDEMNIFICATION. Buyer hereby agrees to release, indemnity, hold harmless and defend MTV, its officers and directors of and from any and all claims, demands, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, lawsuits and liabilities of whatever kind or nature, in law, equity or otherwise, including but not limited to reasonable counsel fees (at trial and appellate levels) arising out of or in connection with:

                  a. The breach of covenant, representation or warranty made by Buyer in the Purchase Agreement and all documents executed in connection therewith; or

                  b. The Assumed Liabilities as defined herein; or

                  c. Any action, inaction, misfeasance or malfeasance of Buyer attributable to the period of time beginning after the Cut Off Time (as defined in the Purchase Agreement).


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         3. LIMITATION ON MTV. MTV shall not make a claim for indemnity in an amount less than Two Thousand Five Hundred ($2,500.00) in the aggregate. The obligation of Buyer shall not exceed in the aggregate the amount of the Assumed Liabilities. Indemnification shall be subject to CONDITIONS OF INDEMNIFICATION, Paragraph 15 of the Purchase Agreement.

         4. MISCELLANEOUS PROVISIONS.

                  a. ATTORNEY'S FEES. In the event of litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs at trail and appellate levels.

                  b. NOTICES. All notices required to be given under this Agreement shall be in writing, sent by certified mail, return receipt requested, postage prepaid, to the following addresses:

                     1. If to the Buyer, then:    Miracom Corporation
                                                  1180 Spring Center South Blvd.
                                                  Altamonte Springs, FL 32714
                                                  Attention:  Shawn Lucas

                     2. With a copy to:

                     3. If to MTV, then:          c/o Jeffery Odato
                                                  2343 River Tree Circle
                                                  Sanford, Florida 32771

                                                  and

                                                  Michael Fouts
                                                  298 Lake Markham Road
                                                  Sandord, FL  32771

                     4. With a copy to:

                     The foregoing addresses may be changed to any of the aforesaid persons, and additional persons may be added thereto by notifying all of the other parties hereto in writing and in the manner hereinabove set forth.



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                  c. GOVERNING LAW: The laws of the State of Florida shall
govern the interpretation and enforcement of this Agreement.

                  d. MODIFICATION AND WAIVER. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing signed by the parties hereto.

                  e. MATERIALITY. All covenants, agreements, representations and warranties made herein shall be deemed to have been material and relied upon by each party and shall survive the execution and delivery of this Agreement.

                  f. HEADINGS. All sections and headings of this Agreement are inserted for convenience only, and shall not affect the construction or interpretation hereof.

                  g. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

                  h. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes and replaces in its entirety any other assumption agreement executed by Buyer and MTV in connection with the subject matter hereof.

                  i. SEVERABILITY. Inapplicability or unenforceability of any provision of this Agreement or any instrument executed and delivered pursuant thereto shall not limit or impair the operation or validity of any other provision of this Agreement or any other such instrument.

                  j. WAIVER OF DEFAULTS. The waiver by any party of any breach or default by any other party under any of the terms of this Agreement, shall not be deemed to be, nor shall the same constitute a waiver of any subsequent breach or default on the party of any other party.

                  k. INTERPRETATION OF AGREEMENT. This Agreement has been negotiated by each of the parties both as to its substance and as to its form. There shall not be applied a rule of law or rule of construction whereby this Agreement or any of the terms or provisions hereof shall be construed in favor of or against wither party by reason of the stationery upon which it was finalized or the attorney for the party by whom it was prepared. The language of this Agreement shall be construed according to its fair meaning and not strictly for or against either party.



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                  l. CONSTRUCTION OF AGREEMENT. All words in this Agreement
refer to whatever number or gender the context requires; if more than one party or person is referred to, their obligations and liabilities shall be joint and several. All the terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number (singular or plural) or any other gender (masculine, feminine or neuter) as the context or sense of this Agreement, or any section or clause hereof may require. The locative adverbs "herein," "hereunder," "hereto," "hereinafter" and the like words wherever the same appear therein, mean and refer to this Agreement in its entirety and not to any specific paragraph, section or subsection hereof unless otherwise expressly designated in context.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IN THE PRESENCE OF:

(As to MTV)                         MTV Pinnacle Advertising Group, Inc.

/s/                                 By: /s/ Jeffery Odato
                                        ----------------------------------
                                        Jeffery Odato, President

(As to Buyer)                       MIRACOM CORPORATION

/s/                                 By: /s/ Shawn Lucas
                                        ----------------------------------
                                        Shawn Lucas, President


















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